Exhibit 10

WELLS FARGO LONG-TERM INCENTIVE COMPENSATION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Name:		Soc. Sec. No.:

Grant Date:	08/01/2005	Expiration Date:	08/01/2015

Shares:		Exercise Price:	$61.34

1. Grant of Option. Wells Fargo & Company (the “Company”) has granted to you an option (“Option”) to purchase              shares (the “Shares”) of Wells Fargo & Company common stock (“Common Stock”). The Option is granted subject in all respects to the terms of the Company’s Long-Term Incentive Compensation Plan (the “Plan”).

2. Term, Vesting and Exercise of Option. The term of this Option commences on 08/01/2005 and, except as provided in paragraph 3 below, ends on 08/01/2015, provided you are continuously employed by the Company or an Affiliate (“Wells Fargo”). If your employment with Wells Fargo is terminated, the Option may be exercised only as described in paragraph 3 below.

Except as provided in paragraph 3 below, this Option becomes exercisable (“vests”) according to the following table provided it has not been terminated before such date in accordance with the provisions of this Option:

[one-half of total Shares]	on	12/31/2005

[one-half of total Shares]	on	12/31/2006

To exercise all or part of the Option you must deliver a “Notice of Exercise,” in such form as the Company authorizes, along with payment as described herein of the exercise price and all applicable withholding taxes. You must pay the exercise price on the day you exercise the Option (a) in cash, (b) in whole shares of Common Stock valued at their Fair Market Value (the prior trading day’s closing price), or (c) by delivering, with your Notice of Exercise, irrevocable instructions to a broker to promptly deliver to the Company the amount of the exercise price and all applicable withholding taxes (a “cashless exercise”), unless you are an executive officer of the Company and such cashless exercise is prohibited by the Sarbanes-Oxley Act of 2002. If Stock is used to pay the exercise price (“swap transaction”), the Stock used (i) must have been owned by you for at least six months prior to the date of exercise or purchased by you in the open market; and (ii) must not have been used in a stock-for-stock swap transaction within the preceding six months. You shall not have any rights as a stockholder with respect to the Shares of Common Stock subject to the Option until you have exercised the Option for such Shares.

3. Retirement, Disability, Death or Other Termination of Employment. If your termination of employment is due to Retirement, your Option will immediately vest and become exercisable until the expiration date or until one year after your date of death, whichever occurs first. If you become permanently disabled while you are employed by Wells Fargo, then your entire Option is immediately vested and exercisable and will remain exercisable until one year after your date of death or until the Option expires, whichever occurs first. If you die while you are employed by Wells Fargo, the entire Option is immediately vested and exercisable, and your Beneficiary as determined in accordance with the Plan may exercise the Option until one year after the date of your death or until the Option expires, whichever occurs first.

If you leave Wells Fargo’s employment for any reason other than death, permanent disability, Retirement, or discharge for cause, you may exercise at any time within three (3) months after the date of termination that part of the Option which was exercisable on the date of termination. If you are discharged for cause, the Option will expire upon receipt by you of oral or written notice of termination.

4. Compliance and Withholding Taxes. The issuance of Shares upon the exercise of the Option shall be subject to compliance by the Company and you with all applicable requirements of law relating thereto, including withholding tax obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of such issuance. You agree to satisfy all withholding tax obligations applicable to the acquisition of Shares under the Option or the disposition of such Shares that the Company deems necessary. Income taxes are computed based on the difference between the Fair Market Value of the Shares acquired as of the date of exercise and the exercise price for those Shares. Taxes may be paid either in cash or, if you elect, by having the Company withhold from the Shares to be issued a number of Shares (valued at their Fair Market Value as of the date of exercise) necessary to satisfy the taxes. The Company is not obligated to exercise the Option and/or deliver the Shares until all payment obligations are met.

5. Nontransferability of Option. Unless the Committee provides otherwise, (i) no rights under the Option will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under the Option, and (ii) the rights and the benefits of the Option may be exercised and received during your lifetime only by you or your legal representative.

6. No Agreement for Wells Fargo to Continue Your Employment. Nothing in this Agreement gives you any right to continued employment and Wells Fargo may terminate you at any time for any reason.

7. General Restrictions. The Company may delay the exercise of the Option if it determines that (a) the Shares subject to the Option should be listed, registered or qualified on any securities exchange or under any law, or (b) the consent of a regulatory body is desirable.

8. Additional Provisions and Interpretation of this Agreement. This Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Agreement are used as defined in the Plan. If the Plan and this Agreement are inconsistent, provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and the Company.